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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                              INITIAL SCHEDULE 13G






                    Under the Securities Exchange Act of 1934


                                  Urologix Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    917273104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [   ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               PAGE 1 OF 11 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   917273104                                      13G                   Page  2  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   917273104                                      13G                   Page  3  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   917273104                                      13G                   Page  4  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries LLC
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   917273104                                      13G                   Page  5  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group LLC
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers LLC

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   917273104                                      13G                   Page  6  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers LLC
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 729,600

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  729,600

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           729,600

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 11 PAGES



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Urologix Inc

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      14405 21st Avenue North
                      Minneapolis, MN 55447

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHFS"), JHFS's direct, wholly-owned
                      subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries LLC ("JHS"), JHS's direct,
                      wholly-owned subsidiary, The Berkeley Financial Group LLC
                      ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock
                      Advisers LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHFS, JHLICO and JHS are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are
                      located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      -------------
                      917273104

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      ------------------------------------------------------------

                      JHFS:         (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered under ss.203 of the
                                            Investment Advisers Act of 1940.




                               PAGE 7 OF 11 PAGES



                                    (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHS:          (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 729,600 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHFS, JHLICO, JHS and TBFG have indirect, beneficial ownership of these same shares.


                      (b)    Percent of Class: 5.3%
                             ----------------


                      (c)    (i)    sole power to vote or to direct the vote:
                                    JHA has sole power to vote or to direct the
                                    vote of 729,600 shares of Common Stock under
                                    the Advisory Agreements as follows:

                                                                                         Number   Date of Advisory
                       Fund Name                                                        of Shares Agreement
                       ---------                                                        --------- ---------
                       John Hancock Small Cap Growth Fund                                 444,900 December 02, 1996
                       Parochial Employees Retirement System of Louisiana                  9,250  August 21, 2000
                       Retirement Benefit Plan of Newspaper Drivers and Handlers Local     2,100  September 29, 2000
                       No. 372 with Detroit Newspaper Agency
                       Deere & Company                                                    15,700  October 01, 2000
                       Maritime Life Discovery Fund                                       29,800  May 11, 1994
                       Verizon Small Cap Growth                                           99,300  October 12, 2001
                       Variable Series Trust I -Small Cap Growth Portfolio                75,450  March 29, 1996
                       John Hancock Small Cap Growth-2J                                    4,350  November 01, 2000
                       Plumbers Union Local No. 12                                         1,350  December 20, 2000
                       Verizon Savings Trust SCG                                          30,100  December 21, 2001
                       John Hancock Small Cap Growth-5A                                   17,300  November 01, 1998

                             (ii)   shared power to vote or to direct the vote:  -0-

                             (iii)  sole power to dispose or  to direct the disposition of:
                                    JHA has sole power to dispose or to direct
                                    the disposition of 729,600 shares of Common
                                    Stock under the Advisory Agreement noted in
                                    Item 4(c)(i) above.

                             (iv)   shared power to dispose or to direct the disposition of:  -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not Applicable

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.






                               PAGE 8 OF 11 PAGES



         Item 7       Identification and Classification of the Subsidiary which Acquired the
                      ----------------------------------------------------------------------
                      Security Being Reported on by the Parent Holding Company:
                      ---------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired in the ordinary course of business
                      and were not acquired for the purpose of and do not have
                      the effect of changing or influencing the control of the
                      issuer of such securities and were not acquired in
                      connection with or as a participant in any transaction
                      having such purpose or effect.





                               PAGE 9 OF 11 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                              Name:    Barry J. Rubenstein
Dated:  February 11, 2002                                     Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  February 11, 2002                                     Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries LLC

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  February 11, 2002                                     Title:   Treasurer

                                                     The Berkeley Financial Group LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  February 11, 2002                                     Title:   Senior Vice President

                                                     John Hancock Advisers LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  February 11, 2002                                     Title:   Senior Vice President




                               PAGE 10 OF 11 PAGES




EXHIBIT A
                             JOINT FILING AGREEMENT
                             ----------------------

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries LLC, The Berkeley Financial Group LLC and
John Hancock Advisers LLC agree that the Initial Schedule 13G to which this
Agreement is attached, relating to the Common Stock of Urologix Inc is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                              Name:    Barry J. Rubenstein
Dated:  February 11, 2002                                     Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  February 11, 2002                                     Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries LLC

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  February 11, 2002                                     Title:   Treasurer

                                                     The Berkeley Financial Group LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  February 11, 2002                                     Title:   Senior Vice President

                                                     John Hancock Advisers LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  February 11, 2002                                     Title:   Senior Vice President




                               PAGE 11 OF 11 PAGES